Exhibit 10.5.1

Biodesix, Inc. Amended and Restated Bonus-to-Options Program

Adopted by the Board of Directors on October 15, 2010

This program is only available to the Chief Executive Officer and direct reports to the CEO. This policy will be incorporated into the overall Equity Incentive Policy and may be included in the document describing that policy. This program amends and restates in its entirety the prior “bonus to options program” initially adopted by the board of directors of the company on August 6, 2008, as corrected on April 26, 2010.

1.	Participation in this program is limited to the Chief Executive Officer and direct reports to the CEO.

2.	The program allows executives to convert some or all (depending on availability) of their annual cash bonus into options on the company’s common stock.

3.	Executives must declare their intent to participate in this program not later than the last day of the calendar year prior to the taxable year for which bonuses will be awarded. For example, an election must be made not later than December 31, 2008 to participate in the program with respect to the bonus paid for calendar year 2009, even though any bonus for calendar year 2009 may actually be paid in 2010. For the first year in which an executive first becomes eligible to participate (upon initial implementation of this plan or for newly-hired executives), the executive has 30 days to declare his or her intent to participate in the program. Such election only applies to that portion of bonus payable for services remaining to be performed in that year. Notwithstanding the foregoing, executives hired after September 30 are not eligible for the current year.

4.	Participating executives will declare their intent to convert a percentage of their bonus, up to 100%, into options on the common shares of the company. A participating executive may, at his or her option, also designate a maximum dollar amount of bonus to be converted under this program.

5.	The amount of options awarded will be the result of a formula calculated as follows:

a.	The amount of the cash bonus to be converted;

b.	Times four;

c.

Divided by the Deemed Preferred Price. The “Deemed Preferred Price” shall mean the price determined by dividing (i) the sum of the products of (A) each of the most recent sales (counting such sales as are necessary to provide for 12 months under part (B) of this clause) of preferred stock of the company having a price different than the immediately preceding sale and (B) with respect to each such sale, the number of months (counting only those months completely within the calendar year for which the bonus is awarded) elapsed between such sale and earlier to occur of the next subsequent sale of preferred stock of the company or the final day of the calendar year by (ii) 12, rounded down to the nearest whole cent.

d.

Example: The executive is awarded a bonus of $20,000 and has previously elected to take 75% of the bonus as options. The Deemed Preferred Price was $3.31. $20,000 times 75% equals $15,000. Times four equals $60,000. Divided by $3.31 equals 18,126 options. So, the executive would receive a cash bonus of $5,000 (the remaining 25%) and 18,126 options on common.

6.	The options will have the following characteristics:

a.

Type:Non-qualified Stock Options (NSOs). A condition to the exercise of any options hereunder will be the optionee’s agreement to become a party to and be bound by the provisions set forth in the Company’s Voting Agreement, dated as of June 23, 2008, as may be amended from time to time.

b.	Vesting: Fully vested on issuance.

c.	Strike Price: The Deemed Preferred Price, or the then current price for common shares, whichever is higher.

d.	Term: Must be exercised within 10 years of issuance.

e.	Cashless exercise: Allowed upon a liquidity event that values the common.

7.	A maximum of 2% of the fully-diluted equity, as of December 31 of the year for which the bonus was awarded, may be issued in any one year to the executive team as a whole (the “Plan Allotment”). If the executive team has elected to receive options that, in the aggregate, would total more than the Plan Allotment, then a maximum percentage of each person’s bonus to be converted to options will be set such that the 2% threshold is not exceeded. The highest election or elections, by percentage, shall be reduced first to the amount necessary so that all elections in the aggregate do not exceed the Plan Allotment.